Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS COMPLETES SALE OF ASSETS OF

DEXTER, MO HOSPITAL

Atlanta, GA (January 3, 2013) – SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that it has completed the sale of substantially all the assets and the leasehold interest of its subsidiary, Dexter Hospital, LLC, to Southeast Health Center of Stoddard County, LLC, an indirect subsidiary of Southeast Missouri Hospital Association (D/B/A SoutheastHEALTH). The assets of Dexter Hospital, LLC consist of a leased 50-bed acute care hospital and related clinics, equipment, and home health services in Dexter, MO. Dexter Hospital, LLC, will manage the hospital and related businesses for Southeast Health Center of Stoddard County, LLC after closing during a transition period ending June 30, 2013. Dexter Hospital, LLC retained accounts receivable and certain other assets and substantially all liabilities of the hospital.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink, commented, “We operated our Missouri Southern hospital under a lease which expires in 2019. The landlord previously notified us that our lease would not be renewed and that they had entered into a lease with SoutheastHEALTH effective upon the termination of our lease. We are pleased that we have been able to reach a collaborative agreement for SoutheastHEALTH’s subsidiary to acquire the assets and leasehold interest of Missouri Southern and for our subsidiary to manage the facility for the purchaser during a transition period ending June 30, 2013.

The sale of the assets and leasehold interest of Missouri Southern for approximately $9.8 million, less estimated sale expenses and taxes, is expected to result in net proceeds of approximately $7.4 million and an after tax gain of approximately $4.9 million or $0.51 per share. Approximately $5.2 million of the estimated net proceeds was used to pay off the outstanding balance of the company’s senior credit facility with Chatham Credit Management III, LLC and the remaining amount will be used for other corporate purposes.

Excluding Dexter Hospital, SunLink Health Systems’ subsidiaries currently operate four community hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each community hospital is the only hospital in its community and each facility’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in the community it serves. For additional information on SunLink Health Systems, Inc, please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.